Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2018

ISSAQUAH, Wash., May 31, 2018—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and the thirty-six weeks ended May 13, 2018.

Net sales for the quarter increased 12.1 percent, to $31.62 billion, from $28.22 billion last year. Net sales for the first thirty-six weeks of fiscal 2018 increased 12.0 percent, to $95.02 billion, from $84.82 billion last year.

Comparable sales for the third quarter and the thirty-six weeks were as follows:

	12 Weeks	12 Weeks	36 Weeks	36 Weeks
		w/o gas inflation & FX		w/o gas inflation & FX
U.S.	9.7%	7.7%	9.0%	7.3%
Canada	11.3%	4.8%	10.4%	3.8%
Other International	11.8%	5.8%	12.6%	7.1%

Total Company	10.2%	7.0%	9.7%	6.8%

E-commerce	36.8%	35.5%	36.1%	34.8%

Net income for the quarter was $750 million, or $1.70 per diluted share, compared to $700 million, or $1.59 per diluted share, last year. Net income last year was positively impacted by an $82 million ($0.19 per diluted share) tax benefit in connection with the $7.00 per share special cash dividend declared in the third quarter of last year. Net income for the first thirty-six weeks of fiscal year 2018 was $2.09 billion, or $4.74 per diluted share, compared to $1.76 billion, or $3.99 per diluted share, last year.

Costco currently operates 750 warehouses, including 520 in the United States and Puerto Rico, 98 in Canada, 38 in Mexico, 28 in the United Kingdom, 26 in Japan, 14 in Korea, 13 in Taiwan, nine in Australia, two in Spain, one in Iceland, and one in France. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea, and Taiwan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, May 31, 2018, and is available on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs), and other risks identified from time to time in the Company’s public statements and

Press Release

reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 13, 2018	May 7, 2017	May 13, 2018	May 7, 2017
REVENUE
Net sales	$31,624	$28,216	$95,020	$84,815
Membership fees	737	644	2,145	1,910

Total revenue	32,361	28,860	97,165	86,725
OPERATING EXPENSES
Merchandise costs	28,131	24,970	84,481	75,185
Selling, general and administrative	3,155	2,907	9,613	8,827
Preopening expenses	8	15	37	52

Operating income	1,067	968	3,034	2,661
OTHER INCOME (EXPENSE)
Interest expense	(37)	(21)	(111)	(81)
Interest income and other, net	41	18	70	40

INCOME BEFORE INCOME TAXES	1,071	965	2,993	2,620
Provision for income taxes	309	259	867	838

Net income including noncontrolling interests	762	706	2,126	1,782
Net income attributable to noncontrolling interests	(12)	(6)	(35)	(22)

NET INCOME ATTRIBUTABLE TO COSTCO	$750	$700	$2,091	$1,760

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.71	$1.59	$4.77	$4.01

Diluted	$1.70	$1.59	$4.74	$3.99

Shares used in calculation (000’s):
Basic	438,740	438,817	438,576	438,650
Diluted	441,715	441,056	441,383	440,745

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.57	$7.50	$1.57	$8.40

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	May 13, 2018	September 3, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,877	$4,546
Short-term investments	1,167	1,233
Receivables, net	1,593	1,432
Merchandise inventories	10,626	9,834
Other current assets	430	272

Total current assets	19,693	17,317

PROPERTY AND EQUIPMENT
Land	6,093	5,690
Buildings and improvements	15,786	15,127
Equipment and fixtures	7,161	6,681
Construction in progress	1,070	843

	30,110	28,341
Less accumulated depreciation and amortization	(10,932)	(10,180)

Net property and equipment	19,178	18,161

OTHER ASSETS	734	869

TOTAL ASSETS	$39,605	$36,347

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$10,705	$9,608
Accrued salaries and benefits	2,697	2,703
Accrued member rewards	1,041	961
Deferred membership fees	1,679	1,498
Other current liabilities	3,289	2,725

Total current liabilities	19,411	17,495
LONG-TERM DEBT, excluding current portion	6,492	6,573
OTHER LIABILITIES	1,255	1,200

Total liabilities	27,158	25,268

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $.01 par value; 900,000,000 shares authorized; 438,602,000 and 437,204,000 shares issued and outstanding	4	4
Additional paid-in capital	6,001	5,800
Accumulated other comprehensive loss	(1,038)	(1,014)
Retained earnings	7,176	5,988

Total Costco stockholders’ equity	12,143	10,778
Noncontrolling interests	304	301

Total equity	12,447	11,079

TOTAL LIABILITIES AND EQUITY	$39,605	$36,347

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